Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Cain Acquisition Corporation of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Cain Acquisition Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

_/s/ Sophie Goldschmidt_

Dated: March 7, 2021 Name: Sophie Goldschmidt